Exhibit 23.4

JinkoSolar Holding Co., Ltd.

1 Jingke Road
Shangrao Economic Development Zone
Jiangxi Province, 334100
People’s Republic of China

January 16, 2014

Dear Sirs,

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by JinkoSolar Holding Co., Ltd. on July 31, 2013 including all amendments and supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the related registration statement filed pursuant to Rule 462(b) of the Securities Act. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours faithfully,

/s/ DaHui Lawyers

DaHui Lawyers